Central Operations

Servicer Compliance Statement

I, Norman Holmes, certify to Aurora Loan Services (the "Depositor"), and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification. The loans covered by this certification are set forth in LMT2006-2, that:

1.	I have reviewed the servicer's activities during the reporting period and of its performance under the applicable servicing agreement has been made under such officer's supervision;

2.
Based on my knowledge, based on such review, the servicer has fulfilled all of its obligations under the agreement in all material respects throughout the reporting period or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

Date: March 15, 2007

Signature:	/s/ Norman Holmes
Name:	Norman Holmes
Title:	Assistant Vice President

Integrity • Customs Focus • Teamwork • Execution •  Shareholder Value • Diversity • Community Involvement • Adaptability